DREYFUS CASH MANAGEMENT FUNDS

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.         Class Designation:  Except as otherwise indicated on Schedule A hereto, Fund shares shall be divided into Institutional shares, Administrative shares, Investor shares, Participant shares, Agency shares and Premier shares.

2.         Differences in Services:  The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to holders of Agency shares, Administrative shares, Investor shares, Premier shares and Participant shares pursuant to a Service Plan.

3.         Differences in Distribution Arrangements:  Each Class of shares shall be offered at net asset value as described in the Funds' prospectuses.  No Class shall be subject to any front-end or contingent deferred sales charges.

Agency shares, Administrative shares, Investor shares, Premier shares and Participant shares shall be subject to an annual distribution and service fee at the rate set forth on Schedule B attached hereto, pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

Institutional shares shall be subject to an annual service fee at the rate of up to .25% of the value of the average daily net assets of Institutional shares, pursuant to a Shareholder Services Plan.

4.         Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Service Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

5.         Conversion Features:  No Class shall be subject to any automatic conversion feature.  Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.

6.         Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) any class of shares of any other Fund, (b) any class of shares of the investment companies listed on Schedule C attached hereto and (c) shares of certain other investment companies specified from time to time.

Dated:         May 11, 1995

Amended:   April 7, 2016

SCHEDULE A

Dreyfus Cash Management*

Dreyfus Government Cash Management Funds

--Dreyfus Government Cash Management*

--Dreyfus Government Securities Cash Management*

Dreyfus Municipal Cash Management Plus**

Dreyfus New York Municipal Cash Management**

Dreyfus Tax Exempt Cash Management Funds

--Dreyfus Tax Exempt Cash Management**

--Dreyfus California AMT-Free Municipal Cash Management†

Dreyfus Treasury & Agency Cash Management

Dreyfus Treasury Securities Cash Management*

Revised as of:   April 15, 2016

*    The Fund does not offer Premier shares.

**   The Fund does not offer Agency shares or Premier shares.

†    The Fund does not offer Administrative shares, Agency shares or Premier shares.

SCHEDULE B

Name of Class	Fee as a Percentage of the Average Daily Net Assets of the Class

Agency shares	.06%

Administrative shares	.10%

Investor shares	.25%

Premier shares	.31%

Participant shares	.40%

SCHEDULE C

Dreyfus Institutional Cash Advantage Fund

Dreyfus Institutional Preferred Government Money Market Fund

Dreyfus Institutional Preferred Money Market Fund

Dreyfus Institutional Preferred Treasury Securities Money Market Fund

Dreyfus Institutional Treasury and Agency Cash Advantage Fund

Dreyfus Institutional Treasury Securities Cash Advantage Fund

Dreyfus Ultra Short Income Fund

Revised as of:   April 15, 2016